UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ACTUANT CORPORATION

(Exact name of registrant as specified in its charter)

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ACTUANT CORPORATION

N86W12500 Westbrook Crossing

Menomonee Falls, Wisconsin 53051

(262) 293-1500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

    ACTUANT CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of Actuant Corporation, a Wisconsin corporation, will be held on January 10, 2012 at 8:00 a.m. Pacific Time at Rancho Las Palmas Hotel, 41000 Bob Hope Drive, Rancho Mirage, California, for the following purposes (all as set forth in the accompanying Proxy Statement):

1.	To elect a board of nine directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor;

3.	To hold an advisory (non-binding) vote to approve the compensation of our named executive officers;

4.	To hold an advisory (non-binding) vote on the frequency of future advisory votes on the compensation of our named executive officers; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3, and a vote for a frequency of every year for future nonbinding advisory votes to approve the compensation of our named executive officers, which is Proposal 4. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2012 Annual Meeting.

The Board of Directors has fixed the close of business on November 14, 2011 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

Whether or not you expect to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States. It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on January 10, 2012. The proxy statement is available on Actuant Corporation’s web site at www.actuant.com. You may obtain directions to the Annual Meeting by written or telephonic request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or by telephone at (262) 293-1500.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Menomonee Falls, Wisconsin

December 5, 2011

ACTUANT CORPORATION

N86W12500 Westbrook Crossing

Menomonee Falls, WISCONSIN 53051

(262) 293-1500

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first mailed to shareholders on or about December 5, 2011

General Information

This Proxy Statement and accompanying proxy are furnished to the shareholders of Actuant Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders on January 10, 2012 (the “Meeting”), and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for such Meeting. The Company’s Annual Report on Form 10-K for the year ended August 31, 2011, which constitutes the 2011 Annual Report to Shareholders and accompanies this Proxy Statement, contains financial statements and certain other information concerning the Company.

Location and Date of Annual Meeting

The annual meeting will be held on January 10, 2012 at 8:00 a.m. Pacific Time at Rancho Las Palmas Hotel, 41000 Bob Hope Drive, Rancho Mirage, California.

Record Date

The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on November 14, 2011 (the “Record Date”). As of the Record Date, we had 68,525,137 shares of Class A common stock outstanding. Each share of Class A common stock outstanding on the record date is entitled to one vote on all matters submitted at the Meeting.

Quorum

A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for action at the Meeting. Abstentions will be counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker absent voting instructions from the beneficial owner (“broker non-votes”) will be treated as shares present for purposes of determining the presence or absence of a quorum. The voting requirements and the procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s articles of incorporation and bylaws, and any other requirements applicable to the matters to be voted upon.

Required Vote

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

In order to approve the ratification of PricewaterhouseCoopers LLP as our independent auditors the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions will have no effect on this proposal. Because this proposal is considered a routine proposal under the rules of the New York Stock Exchange, brokers or other entities holding shares for an owner in “street name” are able to vote on this proposal, even if no voting instructions are provided by the beneficial owner.

The affirmative vote of a majority of the shares of Class A Common Stock present in person or represented by proxy and entitled to vote is required to approve, on an advisory basis, the compensation of our named executive officers (Proposal 3). The vote on the frequency of future advisory votes on the compensation of our named executive (Proposal 4) will be decided by a plurality of the votes validly cast. These advisory votes are considered non–routine proposals under the rules applicable to banks and brokers. As a result, if you hold your shares in “street name,” absent specific voting instructions, your bank, broker or other holder of record will not be permitted to exercise voting discretion, and your shares will not be considered present and entitled to vote, with respect to these advisory votes.

Cost of Soliciting Proxies

The cost of soliciting proxies, including the expense of forwarding to beneficial owners of stock held in the name of another, will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation therefor in addition to their regular compensation. Shares held for the accounts of participants in the Actuant Corporation 401(k) Plan (the “401(k) Plan”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plan. Shares held for the accounts of the participants in the Actuant Corporation Deferred Compensation Plan (the “Employee Deferred Compensation Plan”) will be voted by the trustee of the plan in accordance with its terms.

Voting Procedures

Via the Internet—Shareholders can simplify their voting by voting their shares via the Internet as instructed on the proxy card. The Internet procedures are designed to authenticate a shareholder’s identity to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. Internet voting facilities for shareholders of record are available 24 hours a day and will close at 12:00 p.m. (CST) on January 9, 2012. The Notice instructs you how to access and review all important information in the Proxy Statement and Annual Report. You will then be directed to select a link where you will be able to vote on the proposals presented.

By Telephone—Shareholders may vote via telephone using the toll-free number listed on the proxy card. Voting via the telephone will close at 12:00 p.m. (CST) on January 9, 2012.

By Mail—Shareholders who receive a paper Proxy Card may elect to vote by mail and should complete, sign and date their Proxy Card and mail it in the postage paid envelope provided. Proxy Cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted.

At the Annual Meeting—Shares held in your name as the shareholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in “street name” may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the Annual Meeting.

Revocation of Proxies

A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy.

Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the board of directors, FOR the election of the directors nominated by the board of directors, FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent auditor, FOR the approval, on a non-binding basis, of the compensation of our named executive officers, FOR the approval, on a non-binding basis, of holding future advisory votes on the compensation of our named executive officers every year and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Meeting, nine directors will be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. Each person named below is presently serving as a director of the Company.

Directors standing for re-election	Age	Director Since
Robert C. Arzbaecher, President and Chief Executive Officer	51	2000
Gurminder S. Bedi, Director	64	2008
Gustav H.P. Boel, Executive Vice President	66	2000
Thomas J. Fischer, Director	64	2003
William K. Hall, Director	68	2001
R. Alan Hunter, Jr., Director	64	2007
Robert A. Peterson, Director	55	2003
Holly A. Van Deursen, Director	52	2008
Dennis K. Williams, Director	65	2006

Robert C. Arzbaecher—Mr. Arzbaecher has served as President and Chief Executive Officer of the Company since August 2000 and prior to that was Vice President and Chief Financial Officer since 1994 and Senior Vice President since 1998. He also served as Vice President, Finance of Tools & Supplies from 1993 to 1994. Prior to joining the Company in 1992 as Corporate Controller, Mr. Arzbaecher held various financial positions with Grabill Aerospace, Farley Industries and Grant Thornton. Mr. Arzbaecher is a certified public accountant and also is a director of CF Industries Holdings, Inc. and Fiduciary Management, Inc. mutual funds. Mr. Arzbaecher’s day to day leadership, as Chief Executive Officer, provides the board with a thorough understanding of the Company, including strategy, business development, international operations and served markets. Additionally, he provides the board with extensive finance and acquisition experience, which is beneficial given the Company’s stated goal of growth through acquisitions.

Gurminder S. Bedi—Mr. Bedi is managing partner of Compass Acquisitions (a private equity partnership), serves on the board of directors of Kemet Corporation and Compuware Corporation and is a retired Vice President of Ford Motor Company. Mr. Bedi served in a variety of managerial positions at Ford Motor Company for more than thirty years and holds degrees in mechanical engineering and business administration. Mr. Bedi’s broad experience in manufacturing operations and international business, as well as his automotive and commercial truck market background are key contributions to the board. Based on his current and prior executive leadership positions, Mr. Bedi also brings to the board a familiarity with the challenges facing large, international public companies, as well as private equity groups (which are the source of some of the Company’s business acquisitions).

Gustav H.P. Boel—Mr. Boel is an Executive Vice President of the Company and is responsible for our LEAD (continuous improvement) initiatives. Following the spin-off of the Company’s Electronics segment in 2000, he remained with APW, Ltd. as a Senior Vice President, but began his service as a member of the board. In September 2002, Mr. Boel rejoined the Company as an employee and was named business leader of the former European Electrical business in addition to his Board responsibilities. Prior to the spin-off, he held various positions with Actuant, including President of the Industrial business segment, President of Engineered Solutions Europe and President of Enerpac. Mr. Boel has extensive experience in business development, international business, lean manufacturing and continuous improvement. Further, Mr. Boel’s tenure (with over thirty years associated with the Company) provides consistent leadership to the board, extensive familiarity with the Company’s operations and an international perspective.

Thomas J. Fischer—Mr. Fischer is a consultant in corporate financial and accounting matters and a retired Senior Regional Managing Partner of Arthur Andersen LLP. At Arthur Andersen he served principally international public manufacturing and distribution companies. Mr. Fischer is also a director of Badger Meter Inc., Regal-Beloit Corporation, Wisconsin Energy Corporation and CG Schmidt (a privately-held company). The board benefits from Mr. Fischer’s expertise in the areas of financial, accounting and auditing matters, including financial reporting, corporate transactions and enterprise risk management.

William K. Hall—Mr. Hall is a founding partner of Procyon Advisors, LLP and former Chairman of Procyon Technologies, Inc., a privately owned holding company. Mr. Hall was also previously Chairman and Chief Executive Officer of Falcon Building Products, Inc. Mr. Hall’s years of service in executive leadership at both public and private companies included significant merger, acquisition and operational experience. Through his involvement with other public companies and guest lecturer role at the University of Michigan, Mr. Hall also has valuable experience in strategy, business ethics, governance, succession planning and executive compensation matters. Mr. Hall currently serves on the board of W.W. Grainger and Stericycle, Inc. Within the past five years Mr. Hall also served on the board of directors of Great Plains Energy Incorporated and A.M. Castle & Company.

R. Alan Hunter, Jr.—Mr. Hunter is a retired executive from The Stanley Works where he last served as President and Chief Operating Officer from 1993 through 1997, as well as Vice President Finance and Chief Financial Officer from 1986 to 1993. With over twenty years of experience at The Stanley Works, Mr. Hunter brings a strong financial background and thorough knowledge of the industrial tool and retail DIY industry to the board. The board also benefits from his considerable international business experience, especially related to finance, operations, business development and strategy.

Robert A. Peterson—Mr. Peterson is the former President and Chief Executive Officer of Norcross Safety Products, formerly a private equity owned business, since its inception in 1995 until it was sold to Honeywell in 2008. Prior to that he held executive level leadership positions with a number of firms including Farley Industries and Wright Line, after beginning his career at Ernst & Young. Mr. Peterson’s extensive finance, mergers and acquisition and private equity background has been beneficial to the board in evaluating financial performance and strategic acquisitions. Additionally, his manufacturing and distribution industry experience is a good fit for the businesses included in the Company’s Industrial and Electrical segments. Mr. Peterson currently serves on the board of BarrierSafe Solutions International, Inc. (a private company).

Holly A. Van Deursen—Ms. Van Deursen was most recently an executive in the petrochemical industry, having held a variety of leadership positions at both British Petroleum and Amoco Corporation. She was Group Vice President of Petrochemicals for British Petroleum from 2003 to 2005 and Group Vice President of Strategy from 2001 to 2003. Ms. Van Deursen has extensive experience in the oil & gas industry, which provides the board with insight on our businesses in the Energy segment. Her experience in strategic analysis and corporate governance further enhances her ability to add value to our board. She is currently a director of Bemis Company, Inc., Anson Industries (a private company), Petroleum Geo-Services and Capstone Turbine Corporation.

Dennis K. Williams—Mr. Williams is a retired President and Chief Executive Officer (2000 to 2005) and Chairman of the Board (2000 to 2006) of IDEX Corporation. Prior thereto, he held several executive level roles at General Electric. Mr. Williams brings to the board considerable experience and insight into issues facing large international public companies, knowledge specific to our markets (with over thirty years experience in our industries) and a strong track record of growing businesses. Mr. Williams’ background as an executive of a global company also lends a valuable perspective to the board on executive compensation, financial matters and business innovation. Mr. Williams is currently a director of Owens-Illinois, Inc. and Ametek, Inc. and was a director at Washington Group International, Inc. from 2001 to 2007.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NINE NOMINEES.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected the public accounting firm of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year ending August 31, 2012. The Audit Committee has directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors is not required by the Bylaws or otherwise. However, the Audit Committee and Board are submitting the selection of PricewaterhouseCoopers LLP for shareholder ratification because they value the shareholders’ views on the Company’s independent auditors. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

PROPOSAL 3

ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders to vote, on a non-binding advisory basis, on the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion in this proxy statement. The vote on this proposal is not intended to address any specific element of compensation, rather, the vote relates to the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement.

Our compensation philosophy emphasizes pay for performance. We have designed our executive compensation programs to drive our long-term success and increase shareholder value. We utilize our executive compensation programs to provide competitive compensation within our industry peer group that will attract and retain our named executive officers, encourage them to perform at a high level by linking compensation with financial and performance milestones and align our executive compensation with shareholders’ interests through the use of equity-based incentive awards.

The Compensation Committee has overseen the development and implementation of our executive compensation programs in line with these core compensation principles. The Compensation Committee also periodically reviews, evaluates and updates our executive compensation programs to ensure that we provide competitive compensation that motivates our named executive officers to perform at a high level while increasing long-term value to our shareholders.

The Board of Directors requests the support of our shareholders for the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement. This advisory vote on the compensation of our named executive officers gives our shareholders a means to make known their opinions on our executive compensation programs.

Although the outcome of this advisory vote on the compensation of our named executive officers is non-binding, the Compensation Committee and the Board of Directors will review and consider the outcome of this vote, among other factors, when making future compensation decisions for our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders to vote, on a non-binding, advisory basis, on a resolution regarding the frequency of future advisory votes on the compensation of our named executive officers. Specifically, shareholders may vote on whether the advisory vote on the compensation of our named executive officers should occur every one, two or three years.

The Board of Directors has given serious consideration to the recommended frequency of future advisory votes on the compensation of our named executive officers. After considering the benefits and consequences of each option for holding the advisory vote on the compensation of our named executive officers, the Board of Directors recommends that shareholders approve holding the advisory vote on the compensation of our named executive officers once every year.

An annual advisory vote on the compensation of our named executive compensation will allow us to obtain information on shareholders’ views of the compensation of our named executive officers on a current basis. Additionally, an annual advisory vote on the compensation of our named executive officers will provide the Board of Directors and the Compensation Committee with more direct input from shareholders on our executive compensation policies, practices and procedures. Finally, an annual advisory vote on the compensation of our named executive officers is consistent with our objectives of engaging in regular dialogue with our shareholders on corporate governance matters, including our executive compensation philosophy, policies and programs.

For the reasons discussed above, the Board of Directors recommends that shareholders vote in favor of holding an advisory vote on the compensation of our named executive officers once every year. When voting on the frequency of the advisory vote on the compensation of our named executive officers, shareholders should understand that they are not voting “for” or “against” the recommendation of the Board of Directors to hold the advisory vote once every year. Rather, shareholders will have the option to choose whether to approve holding future advisory votes on the compensation of our named executive officers every one, two or three years, or to abstain entirely from voting on the matter.

Although the outcome of the advisory vote on the frequency of the advisory vote on the compensation of our named executive officers is non-binding, our Board of Directors will review and consider the outcome of the vote, among other factors, when making future decisions regarding the frequency of advisory votes on executive compensation.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” SUBMITTING THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS TO SHAREHOLDERS EVERY YEAR.

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 15, 2011, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock, by the directors and nominees for director, by each executive officer of the Company named in the Summary Compensation Table below and by the Company’s executive officers and directors as a group. Shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days:

Beneficial Owner (1)	Amount and Nature		Percent of Class
Five Percent Shareholders:
BlackRock Institutional Trust Company, N.A. 400 Howard Street San Francisco, California 94105	4,665,836	(2)	6.8%
Grupo Daniel Alonso, Inc Avenida Conde Guadalhorce 5759 Aviles, Asturias Spain 33400	3,928,724	(2)	5.7%
Fidelity Management & Research Company 245 Summer Street Boston, MA 02210	3,871,578	(2)	5.6%
Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	3,775,579	(2)	5.5%
AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105	3,466,014	(2)	5.0%

Named Executive Officers and Director Nominees:
Robert C. Arzbaecher, President and Chief Executive Officer and Director and Chairman	1,616,648	(3)	2.3%
Gurminder S. Bedi, Director	32,620	(4)	*
William S. Blackmore, Executive Vice President—Engineered Solutions Segment	271,634	(5)	*
Gustav H.P. Boel, Executive Vice President and Director	109,524	(6)	*
Thomas J. Fischer, Director	86,620	(7)	*
Mark E. Goldstein, Executive Vice President and Chief Operating Officer	417,107	(8)	*
William K. Hall, Director	68,620	(9)	*
R. Alan Hunter, Jr., Director	41,620	(10)	*
Brian K. Kobylinski, Executive Vice President, Industrial and Energy Segments	256,705	(11)	*
Andrew G. Lampereur, Executive Vice President and Chief Financial Officer	478,146	(12)	*
Robert A. Peterson, Director	107,420	(13)	*
Holly A. Van Deursen, Director	38,645	(14)	*
Dennis K. Williams, Director	53,620	(15)	*

All Directors and Executive Officers as a group (18 persons), including individuals named above.	3,673,965	(16)	5.3%

*	Less than 1%.

(1)	Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.

(2)	Share ownership, as of September 30, 2011, based on a report issued to the Company by a third party service provider.

(3)	Includes 2,400 shares held by spouse, 2,200 shares held by his children through a custodian, 36,438 shares held in the 401(k) Plan, 11,900 shares held in an individual IRA Account, 60,000 shares held by a family limited partnership and 12,118 shares held in the Employee Deferred Compensation Plan. Also includes 817,760 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2011. Includes 115,000 shares held by the Arzbaecher Family Foundation, for which Mr. Arzbaecher disclaims beneficial ownership.

(4)	Includes 31,120 shares issuable pursuant to options exercisable within 60 days of October 15, 2011.

(5)	Includes 5,715 shares held in the 401(k) Plan and 2,669 shares held in the Employee Deferred Compensation Plan. Also includes 206,750 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2011.

(6)	Includes 42,000 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2011. Excludes 4,300 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(7)	Includes 79,120 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2011.

(8)	Includes 3,869 shares held in the 401(k) Plan, 5,500 shares held in an individual IRA Account, 1,181 shares held in the Employee Stock Purchase Plan, 297,500 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2011 and 13,057 shares held in the Employee Deferred Compensation Plan.

(9)	Includes 67,120 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2011. Excludes 34,435 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(10)	Includes 39,120 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2011. Excludes 7,373 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(11)	Includes 13,474 shares held in the 401(k) Plan, 97,152 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2011 and 1,607 shares held in the Employee Deferred Compensation Plan.

(12)	Includes 11,689 shares held in the 401(k) Plan, 28,000 shares held in an individual IRA Account, 734 shares held in the Employee Stock Purchase Plan, 219,750 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2011 and 3,325 shares held in the Employee Deferred Compensation Plan.

(13)	Includes 16,400 shares held in an individual IRA Account and 79,120 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2011. Excludes 20,910 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(14)	Includes 31,120 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2011.

(15)	Includes 47,120 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2011.

(16)	Includes 73,800 shares held in individual IRA accounts, 60,000 shares held by family limited partnerships, 2,400 shares held by spouses, 2,200 shares held by a custodian for minor children, 2,131 shares held in the Employee Stock Purchase Plan, 75,811 shares held in the 401(k) Plan and 36,925 shares held in the Employee Deferred Compensation Plan. Also includes 2,063,602 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2011. Excludes 67,018 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which none of the directors has any voting or dispositive power.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

The board of directors has adopted the Actuant Corporation Corporate Governance Guidelines (the “Guidelines”). The Guidelines state that the board of directors is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, director independence, board and committee composition, board operations and leadership development. The Nominating and Corporate Governance Committee of the Board monitors and oversees the application of the Guidelines and recommends to the Board any changes to the Guidelines. Each committee has a written charter that is approved by the board of directors and annually evaluated by the committee.

Board Committees, Charters, Functions and Meetings

The Board has three standing committees — Audit, Nominating & Corporate Governance and Compensation — and appoints the members of the committees after considering the recommendations of the Nominating and Corporate Governance Committee. There were six meetings of the board of directors during the fiscal year ended August 31, 2011. All members of the board of directors attended at least 75% of the aggregate number of meetings of the board of directors and all the committees on which they served. While the Company has no formal policy with respect to attendance of the directors at the Company’s Annual Meeting of Shareholders, all members of the board attended the 2011 Annual Meeting of Shareholders. Current Board committee membership and functions appear in the following table:

Committees	Committee Functions
Audit Thomas J. Fischer, Chair William K. Hall R. Alan Hunter, Jr. Robert A. Peterson Fiscal 2011 Meetings—8	• Manages oversight responsibilities related to accounting policies, internal control, financial reporting practices and legal and regulatory compliance

• Reviews the integrity of the Company’s financial statements
• Reviews the independent auditor’s qualifications and independence

• Reviews the performance of the Company’s internal audit function and the Company’s independent auditors

• Maintains lines of communication between the board of directors and the Company’s financial management, internal auditors and independent accountants

• Prepares the Audit Committee report to be included in the Company’s annual proxy statement

• Conducts an annual evaluation of the performance of the Audit Committee

Committees	Committee Functions
Nominating & Corporate Governance William K. Hall, Chair Gurminder S. Bedi R. Alan Hunter, Jr. Holly A. Van Deursen Fiscal 2011 Meetings—3	• Responsible for evaluating and nominating prospective members for the board of directors
• Exercises a leadership role in developing, maintaining and monitoring the Company’s corporate governance policies and procedures
• Conducts an annual evaluation of the performance of the Nominating & Corporate Governance Committee

Compensation Dennis K. Williams, Chair Gurminder S. Bedi Robert A. Peterson Holly A. Van Deursen Fiscal 2011 Meetings—5	• Determines the compensation of executive officers
• Administers annual (short-term) incentive compensation plans and equity-based (long-term) compensation programs maintained by the Company
• Makes recommendations to the board of directors with respect to the amendment, termination or replacement of incentive compensation plans and equity-based compensation programs

• Recommends to the board of directors the compensation for board members and conducts an annual evaluation of the performance of the Compensation Committee

Leadership Structure

Our Board of Directors currently believes it is in the best interest of the Company to combine the positions of Chairman and Chief Executive Officer because it provides the Company with unified leadership and direction. In addition, our current Chairman and Chief Executive Officer has an in-depth knowledge of our business that enables him to effectively recommend appropriate board agendas and ensure appropriate processes and relationships are established with both management and the board.

The independent board members have elected a lead independent director to serve a renewable one-year term. The lead director presides over executive sessions of the independent directors; serves as liaison between the Chairman and Chief Executive Officer of the Company and other independent directors; consults with the Chairman and Chief Executive Officer of the Company as to appropriate scheduling and agendas of meetings of the board; and serves as the principal liaison for communication by shareholders and employees directed specifically toward non-management directors. Mr. Hall currently serves as lead director.

Executive Sessions of Non-Management Directors

The non-employee directors of the board regularly meet alone without any members of management being present. Mr. Hall, the lead director, presides at these sessions.

Independence of Directors; Financial Expert

The board has determined that each of Ms. Van Deursen and Messrs. Bedi, Fischer, Hall, Hunter, Peterson and Williams (i) is “independent” within the definitions contained in the current New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the board has determined that each member of the Audit Committee is “independent” within the definition contained in current Securities and Exchange Commission rules. One of the Audit Committee members, Mr. Fischer, serves on three other audit committees and also serves on the board of directors of a construction firm, CG Schmidt, which the Company has engaged for services. The Company’s board has affirmatively determined that such simultaneous service does not impair Mr. Fischer’s ability to effectively serve as the chair of our Audit Committee. Furthermore, the board has determined that all members of our Audit Committee meet the financial literacy requirements of the New York Stock Exchange and qualify as “audit committee financial experts” as defined by the Securities and Exchange Commission.

Board Role in Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives (including strategic initiatives), to improve long-term organizational performance and enhance shareholder value. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. In particular, the Audit Committee focuses on legal, compliance and financial risk (including internal controls), while the Compensation Committee and the Nominating & Corporate Governance Committee focus on compensation risk (as described below) and corporate governance policies, respectively.

Compensation Risk Assessment

In establishing and reviewing our executive compensation programs, the Compensation Committee (the “Committee”) considers, among other things, whether the compensation program rewards executives for performance and whether the program encourages unnecessary or excessive risk taking. In fiscal 2010, the Committee directed a risk assessment of the Company’s compensation policies and practices for all employees. Based upon the assessment performed, the Committee believes that, through a combination of risk mitigating features and incentives guided by relevant market practices and Company-wide goals, the Company’s compensation policies and practices do not encourage unnecessary or excessive risk taking and are not reasonably likely to have a material adverse effect on financial results. In evaluating these compensation policies and practices, a number of factors were identified which the Committee believes discourages excessive risk taking, including the key factors described below:

•

The Company’s compensation programs consist of a mix of incentives that are tied to varying performance periods and are designed to balance the need to drive current performance with the need to position the Company for long term success;

•

Of this mix of incentives, consolidated earnings (before interest and taxes) and asset management are the most important factors in determining the amount of short-term incentive awards for employees. Additionally, the Company appropriately balances short and long-term incentives and makes long-term incentive equity awards a meaningful, yet balanced component of compensation for a significant number of employees. This ensures that a portion of compensation is associated with long-term outcomes rather than short-term ones, which naturally aligns employees with stockholder interests;

•	The Committee engages a reputable, independent compensation consultant (Towers Watson) for advice, and regularly benchmarks against an established peer group of industrial companies;

•

The Company has robust stock ownership guidelines for our named executive officers and other key leaders that require significant investment by these individuals in the Company’s common stock (with the goal of shareholder alignment); and

•	The Committee retains complete discretion to reduce or eliminate annual cash incentive awards and can modify awards and payouts.

Use of Consultants and Other Advisors

The Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. The Committee has utilized the services of Towers Watson as its executive compensation advisor for several years. During fiscal 2011, fees paid to Towers Watson for services to the Committee totaled $118,800. The Company has also engaged a separate division of Towers Watson for valuation and advisory services related to pension plans, postretirement healthcare plans and other benefits. Total fees paid to Towers Watson for these additional services in fiscal 2011 were $347,900.

Towers Watson’s executive compensation consultants are not involved in providing any of the additional valuation and advisory services to the Company. Therefore, the Committee does not believe that Towers Watson’s role in providing such services to the Company compromises their ability to provide the Committee with an objective and independent perspective on executive compensation.

Codes of Conduct

The Company has a compliance plan and code of conduct that applies to all of its officers, directors and employees (the “Code of Conduct”). The Code of Conduct is available for your review on the corporate governance page of our website at www.actuant.com.

The Company has also adopted a code of ethics that applies to its senior corporate executive team, including its Chief Executive Officer, Chief Financial Officer and Corporate Controller. The code of ethics is also posted on our website at www.actuant.com. The Company posts any amendments to, or waivers from, provisions of its code of ethics that apply to the Chief Executive Officer, Chief Financial Officer or Corporate Controller on the Company’s website.

Information Available Upon Request

Copies of the Company’s committee charters, corporate governance guidelines, Code of Conduct and code of ethics are posted in the Corporate Governance section of the Company’s website at www.actuant.com and may also be obtained, free of charge, upon written request directed to our Chief Financial Officer, Actuant Corporation, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin, 53051.

Directors Selection Procedures

The Nominating & Corporate Governance Committee has the lead role in identifying director candidates, including the slate of directors presented for election at the Meeting. The Nominating & Corporate Governance Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. To be included in a proxy statement, recommendations must be received by the Company not less than 120 calendar days preceding the date of release of the prior year’s proxy statement. The direct nomination of a director by shareholders must be made in accordance with the advance written notice requirements of the Company’s Bylaws. For consideration at the 2013 Annual Meeting, direct nominations must be received by the Company no later than the close of business on September 12, 2012 and no earlier than the close of business on August 13, 2012.

Nominees for director are selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to board duties. Although the board does not have a formal diversity policy, the board is committed to an inclusive membership, embracing diversity with respect to background, experience, skills, education, special training, race, age, gender, national origin and viewpoints.

In evaluating director nominees, the Nominating & Corporate Governance Committee also considers the following factors:

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	the appropriate size of the Company’s board of directors.

The Nominating & Corporate Governance Committee’s goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating & Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating & Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. There is no limit with regard to the number of boards on which our directors may serve, but the board of directors considers service on others boards as a factor in the director selection process. The Nominating & Corporate Governance Committee does, however, believe it appropriate for at least one, and, preferably, several, members of the board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of the board meet the definition of “independent director” under New York Stock Exchange listing standards. The Nominating & Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the board.

The Nominating & Corporate Governance Committee identifies nominees by first evaluating the current members of the board of directors who are willing to continue in service. Current members of the board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the

Nominating & Corporate Governance Committee or the board decides not to nominate a member for re-election, the Nominating & Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating & Corporate Governance Committee and board of directors are polled for suggestions as to individuals meeting the criteria of the Nominating & Corporate Governance Committee. Research may also be performed to identify qualified individuals. From time to time, the Company has engaged third parties search firms to identify, evaluate or assist in identifying potential nominees.

Communications with Directors

The board has adopted a process for communications with shareholders and other interested parties. Shareholders and other interested parties who want to communicate with the board, the non-management directors as a group, or any individual director can write to:

Actuant Corporation

N86W12500 Westbrook Crossing

Menomonee Falls, Wisconsin 53051

Attention: Chairman

Your letter should indicate that you are an Actuant shareholder. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

Certain Relationships and Related Person Transactions

We had no transactions during fiscal 2011 in which we were a participant and in which any related person had a direct or indirect material interest. Our board of directors has adopted the Code of Conduct which includes written policies and procedures regarding related person transactions.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011, no member of the Compensation Committee served as an officer, former officer or employee of the Company or had a relationship discloseable under “Certain Relationships and Related Person Transactions.” Further, during fiscal 2011, no executive officer of the Company served as:

•

a member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee of the board of directors oversees and monitors the Company’s management and independent registered public accounting firm (currently PricewaterhouseCoopers LLP) throughout the financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results of operations and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Additionally, the Audit Committee has done, among other things, the following:

•	discussed with PricewaterhouseCoopers LLP the overall scope and plans for its audit;

•

met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2011 with the Company’s management and PricewaterhouseCoopers LLP;

•

discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance” and SEC Regulation S-X, Rule 2-07 “Communication with Auditing Committees;” and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP required pursuant to Rule 3526, “Communication with Audit Committees Concerning Independence,” of the Public Company Accounting Oversight Board (“PCAOB”).

Based upon the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended August 31, 2011.

No member of the Audit Committee is employed by or has any other material relationship with the Company. The board of directors has determined that each member of the Audit Committee qualifies as an Audit Committee financial expert under Securities and Exchange Commission regulations, and the Audit Committee is comprised entirely of independent directors as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Thomas J. Fischer, Chairman

William K. Hall

R. Alan Hunter, Jr.

Robert A. Peterson

EXECUTIVE COMPENSATION

Executive Summary

The Compensation Committee (the “Committee”) oversees the Company’s executive compensation programs. It utilizes an independent compensation consultant to provide guidance and advice on the development, monitoring and periodic adjustments to the Company’s executive compensation programs. In addition to attracting and retaining high caliber executives, the components of the executive compensation programs (described on page 23) are designed to reward both short and long-term business performance. The mix of incentives, which are tied to varying performance periods, is designed to balance the need to drive current performance with long-term Company success. The Committee believes that the Company’s executives should be measured and rewarded for performance in growing sales, cash flow, earnings and return on invested capital. Additionally, other factors are critical such as the successful execution of corporate strategies, business portfolio management, expansion into emerging markets and other fast growing regions, building and developing a strong management team to ensure future succession, and fostering and driving a continuous improvement and high performance culture.

The Company’s Annual Cash Incentive Plan (described on page 24) is designed to reward short-term performance in successfully growing sales, earnings, cash flow and return on invested capital. In lieu of measuring performance in each of these individual financial metrics, the Company has selected “Combined Management Measure” (“CMM”) as its primary short term financial performance metric because it encompasses all of them. CMM has been the primary short-term (annual) financial performance metric in use at the Company for well over a decade. The Committee and management believe CMM drives earnings and cash flow growth which is core to the Company’s business model. As described on page 32, actual fiscal 2011 CMM was well in excess of “target” amounts, the result of earnings growth and effective working capital management. The Company’s Annual Cash Incentive is intentionally not tied to changes in the Company’s common stock price, as financial results and stock performance can become decoupled in the short-term due to a variety of factors, including, but not limited to, overall stock market valuation, sector valuation trends, interest rates and the economic outlook.

The Committee believes that the achievement of financial performance objectives over an extended period of time results in the creation of shareholder value, consistent with our goal of long-term appreciation of the Company’s common stock. Accordingly, an important tenet of the Company’s executive compensation philosophy is a robust ownership requirement by its executives, coupled with a significant equity based incentive compensation element that rewards executives for driving long-term appreciation in the Company’s common stock. As summarized on page 28, equity based compensation represents, on average, nearly one-half of “target” total direct compensation for our executives, including a higher proportion for our Chairman and Chief Executive Officer. Additionally, the Company’s Long-Term Cash Incentive Plan (described on page 26) is directly linked to appreciation in the Company’s common stock, providing additional alignment with shareholders’ interests.

The Committee believes that its current compensation programs provide a good mix of short-term and long-term compensation that supports both the business strategies and the goal of long-term shareholder value creation.

Compensation Discussion and Analysis

This section of our proxy statement provides information regarding the fiscal 2011 compensation programs for our Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers, collectively referred to as our Named Executive Officers (“NEOs”). It explains our compensation philosophy and the structure of our compensation programs. It includes information on the methodologies used to determine the elements of executive compensation and the reasons we use these elements in our compensation programs.

Oversight of the Executive Compensation Program

The Committee is primarily responsible for overseeing the Company’s executive compensation programs. Accordingly, the Committee reviews and approves all elements of the executive compensation programs that cover our NEOs. The Committee is comprised entirely of independent directors as defined by the New York Stock Exchange, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. In executing its role, the Committee engages and directs Towers Watson to advise it on executive compensation matters and to provide industry peer group data along with compensation trends and developments. The Committee has consistently used Towers Watson as its advisor since fiscal 2003. Additional information about the role and processes of the Committee can be found in the corporate governance section of our website at www.actuant.com.

Executive Compensation Objectives and Process

Our executive compensation program is founded on three guiding principles:

•

Executive compensation is aligned with our overall business strategy of driving growth opportunities and improving operating metrics, while focusing on sales, earnings and return on invested capital (“ROIC”).

•

Key executives charged with establishing and executing our business strategy should have incentive compensation opportunities that align with long term shareholder value creation. Stock ownership is an important component of that alignment.

•

Overall compensation targets reflect our intent to pay executive base salaries and total direct compensation (defined as base salary plus annual cash incentives plus the grant date fair value of equity compensation) at levels between the 50th and 75th percentile of the competitive market (based on industry and peer group data). When current or long-term performance targets are achieved or exceeded by the NEOs, actual compensation may exceed these levels.

The Committee’s objective is to develop a total compensation program that is competitive in the marketplace, motivates and retains a high performing management team and provides incentives to increase shareholder value. More specifically, the Committee aims to provide a total compensation opportunity for our NEOs that is competitive with that of executives with comparable responsibilities at similar companies.

The Committee reviews the nature and scope of each executive’s skills and responsibilities. In addition, the Committee, with the assistance of Towers Watson, reviews competitive market compensation data, including the compensation practices of selected similar companies (the “Peer Group”). The Peer Group consists of publicly traded industrial companies with market capitalization and revenue in a similar range to that of the Company. In addition, these companies have global scope and complexity, end-market diversification and acquisition growth strategies similar to the Company. Many of the companies in the Peer Group are also identified as comparables or peers to Actuant by the sellside research analysts that provide investment research coverage on Actuant. The Peer Group is reviewed periodically and may change from time to time. The current Peer Group consists of the following (amounts in billions):

Company Name	Ticker	Revenue (1)	Market Cap (2)
Actuant Corporation	ATU	$1.45	$1.54
A.O. Smith Corp.	AOS	1.49	1.73
Albany International Corp.	AIN	0.91	0.71
AMETEK, Inc.	AME	2.47	6.36
Barnes Group, Inc.	B	1.13	1.29
Belden, Inc.	BDC	1.62	1.53
Brady Corp.	BRC	1.34	1.62
Crane Co.	CR	2.22	2.56
Donaldson Co., Inc.	DCI	2.29	4.77
EnerSys, Inc.	ENS	1.96	1.13
Federal Signal Corp.	FSS	0.73	0.29
Gardner Denver, Inc.	GDI	1.90	3.91
IDEX Corp.	IEX	1.51	2.92
Kennametal, Inc.	KMT	2.40	3.14
Lincoln Electric Holdings, Inc.	LECO	2.07	3.07
Modine Manufacturing Co.	MOD	1.45	0.49
Pall Corp.	PLL	2.74	5.89
Pentair, Inc.	PNR	3.03	3.54
Regal Beloit Corp.	RBC	2.24	2.06
Roper Industries, Inc.	ROP	2.39	7.79
Sauer-Danfoss, Inc.	SHS	1.64	1.88
Snap-On, Inc.	SNA	2.62	3.12
Tecumseh Products Co.	TECUA	0.93	0.12
Thomas & Betts Corp.	TNB	2.00	2.58
Toro Co.	TTC	1.69	1.66
TriMas Corp	TRS	0.94	0.67
Valmont Industries, Inc.	VMI	1.98	2.26
Wabtec Corp.	WAB	1.51	3.24
Watts Water Technologies, Inc.	WTS	1.27	1.17
Woodward Governor Co.	WGOV	1.46	2.33

(1)	Most recently completed fiscal year for which a Form 10-K has been filed.

(2)	Market Capitalization as of October 31, 2011.

In addition to the compensation data for the Peer Group, the Committee also uses a broader set of data from the Towers Watson Executive Compensation Market Analysis Survey to obtain general background compensation information and an understanding of executive compensation trends. The Towers Watson survey data represents all participants in the Towers Watson database, with the exclusion of the financial services, healthcare and the energy services industries. The data (for in excess of 400 listed companies) is adjusted using regression analysis to reflect an organization of our revenue size. The data is reviewed in aggregate by the Committee and provides an additional reference point for making compensation related decisions. The Committee believes that this survey data, together with the compensation practices of the Peer Group and CEO recommendations (for other NEOs based on experience, expertise and demonstrated performance), accurately defines competitive market compensation for executive talent.

Components of Executive Compensation for Fiscal 2011

For fiscal 2011, the primary compensation components for the NEOs were base salary, an annual cash incentive, the long-term cash incentive plan (as discussed on page 26), equity compensation (principally stock options and restricted stock) and benefits. The Committee has fashioned the various components of our 2011 NEO compensation program to meet its overall compensation objectives, as summarized in the following table:

Compensation and Performance Objective
	Attraction and Retention	Short-Term Performance	Equity Appreciation and Long-term Performance
Base salary	✓
Annual cash incentive	✓	✓
Long-term cash incentive	✓		✓
Equity compensation	✓		✓
Benefits	✓

The Committee believes that the overall compensation program serves to balance both the mix of cash and equity compensation as well as the mix of short-term and long-term compensation for our NEOs. Annually, the Committee determines the mix of short and long-term compensation based on compensation data and trends in the Peer Group. The following is a description of each of the five components of NEO compensation.

Cash Compensation

Base Salary

Base salaries are reviewed annually and are established considering market competitiveness, individual performance and Company operating performance. Individual performance is evaluated based on achievement of established goals and objectives related to such items as business performance and leadership expectations. We pay between the 50th and 75th percentile of competitive market ranges, unless specific factors such as individual job responsibilities, scope of duties, time in position and the Company’s growth dictate otherwise. The Committee has not set a target for base salary as a percentage of total compensation. The salary amounts set forth in the Summary Compensation Table on page 35 reflect the annual salary as of the last day of each fiscal year. During fiscal 2009 and 2010, the NEOs were subject to a 10% voluntary salary reduction, which was implemented in fiscal 2009 as a result of poor economic conditions and the need to reduce operating costs. The voluntary salary reduction was discontinued in the second half of fiscal 2010.

Annual Cash Incentive

Our NEOs, other executives and substantially all U.S. employees have an opportunity to earn an annual cash incentive (the “Annual Cash Incentive”) based on achievement of annual financial performance objectives that are approved by the Committee in the first quarter of each fiscal year. Participants, including the NEOs, may receive more or less than the target Annual Cash Incentive, which is expressed as a percentage of base salary, depending on actual performance versus objectives. Our primary metric for the Annual Cash Incentive is CMM. The following illustrates the calculation of CMM:

Net Income

+ Financing Costs (Interest Expense)

+ Income Taxes

+ Amortization of Intangible Assets

= EBITA (Earnings Before Interest, Taxes and Amortization)

- Asset Carrying Charge(1)

= Combined Management Measure

(1)	For purposes of determining CMM for the Company as a whole (“Actuant CMM”), the Asset Carrying Charge is 12% of intangible assets (such as goodwill, tradenames, patents, etc.) plus 20% of net tangible assets other than cash. For purposes of determining CMM for a specific business unit or business segment (“Segment CMM”), the Asset Carrying Charge equals 20% of net tangible assets other than cash.

We believe CMM is an effective measure of economic profitability and encourages employees to drive both income statement and balance sheet performance. We believe that CMM is closely linked to both Return on Invested Capital (“ROIC”) and cash flow, which are important financial decision making metrics at the Company. The CMM metric has been used by the Company for over ten years and has helped drive ROIC and cash flow, which we believe ultimately creates shareholder value. This combination of metrics, and a thorough annual review of objectives and programs that underlie these metrics, along with regular progress reviews, ensure that individual performance is in balance and do not encourage undue risk.

The CMM measures we use can be impacted by a variety of non-recurring or extraordinary items (e.g., acquisitions, divestitures, business restructuring, accounting rule changes, certain other non-cash gains and losses, etc). These items may require that adjustments be made to the CMM calculation in order to accurately determine underlying business performance. All adjustments to the CMM calculation are reviewed and approved by the Committee.

In addition to CMM, Management Business Objectives (“MBOs”) are factored into the performance goals for the Annual Cash Incentive, because the Company believes that MBOs emphasize important measures of our success. MBO’s are established at an individual business unit level and may include, but are not limited to, sales growth levels, expansion into emerging markets, product innovation metrics and low cost country sourcing initiatives. Unique MBOs are not established for each NEO. Rather, the MBO targets for segment level executives such as Messrs. Kobylinski and Blackmore represent the average of the individual MBO targets for the underlying businesses within their respective segments. Similarly, the MBO measures for Messrs. Arzbaecher, Goldstein and Lampereur represent the weighted average of the achievement of all of Actuant’s individual business unit MBOs.

NEOs not in charge of business units or segments receive Annual Cash Incentive payments based on the performance of the Company as a whole. NEOs responsible for a business segment are eligible for an Annual Cash Incentive based on Actuant’s CMM, Segment CMM for their respective segment and MBOs. The following illustrates the weighting of each component of our NEOs’ target Annual Cash Incentive for fiscal 2011.

Name	Actuant CMM	Segment CMM	MBOs
Robert C. Arzbaecher	90%	—	10%
William S. Blackmore	20%	70%	10%
Mark E. Goldstein	90%	—	10%
Brian K. Kobylinski	20%	70%	10%
Andrew G. Lampereur	90%	—	10%

The Annual Cash Incentive target percentages vary by NEO and are determined based on each NEO’s scope of duties and responsibilities. Actual Annual Cash Incentive payments can range from 0% to 250% of the target incentive based on actual performance. The following table sets forth the Annual Cash Incentive opportunities as a percentage of base salary for the NEOs for fiscal 2011:

Name	Threshold	Target	Maximum
Robert C. Arzbaecher	0%	100%	250.0%
William S. Blackmore	0%	55%	137.5%
Mark E. Goldstein	0%	70%	175.0%
Brian K. Kobylinski	0%	55%	137.5%
Andrew G. Lampereur	0%	60%	150.0%

The Annual Cash Incentive earned is based on performance versus pre-approved goals or targets, which are established by the Committee in the first quarter of the fiscal year, considering financial plans, year-over-year improvement and the economic environment. Following the completion of a fiscal year, the Committee determines the extent to which the established goals for the Annual Cash Incentives were satisfied. In accordance with Item 401(b) of Regulation S-K, we have not disclosed the MBO’s or CMM target for fiscal 2011 because they represent confidential information, the disclosure of which could result in competitive harm. The targets are also subject to adjustments for acquisitions, divestitures and other items. Given that the assumptions used to determine the target and related adjustments necessarily include elements of strategic operations, timing of new product development, restructuring activities or investments in growth initiatives, we believe disclosure of such information could cause us competitive harm by potentially revealing to our competitors, customers, vendors and suppliers our confidential operating and financial objectives.

In order to illustrate the historical level of performance against targets and subsequent achievement of Annual Cash Incentive financial targets, we have included the following summary of the actual Annual Cash Incentive payout percentages achieved by our CEO, expressed as a percentage of the target Annual Cash Incentive level, for the last five fiscal years.

2007	125%
2008	136%
2009	0%
2010	229%
2011	197%

Over these five fiscal years, which included a severe recession, the Company consistently generated free cash flow in excess of net income, including record cash flow in fiscal 2011. Cumulative free cash flow over this five year period was approximately $750 million, which we believe resulted from a strong focus on CMM. We also believe that the performance targets under the Company’s Annual Cash Incentive plan are aligned with our overall business strategy of driving growth opportunities and improving operating metrics, leading to strong ROIC and cash flow, which over the long-term drives stock price appreciation and shareholder value. NEOs have an opportunity to defer their Annual Cash Incentive and base salary (see “Employee Deferred Compensation Plan” on page 31).

Long-Term Cash Incentive Plan

Our Long-Term Cash Incentive Plan (“LTIP”), approved by shareholders in 2006 and effective as of May 1, 2006, provides a cash incentive for certain executive officers of the Company to increase long-term shareholder value by providing an opportunity to receive a cash incentive payment based on the Company attaining a common stock price target. The primary objectives of the LTIP are to provide a retention mechanism for the participants and to provide an additional cash incentive directly linked to long-term shareholder value creation. The following NEOs are eligible to participate in the LTIP: Messrs. Arzbaecher, Blackmore, Goldstein and Lampereur. Mr. Kobylinski is not a participant in this plan, as he was not an executive officer at the inception of the LTIP, which is a closed plan. The LTIP covers an eight-year measurement period running from May 1, 2006 to May 1, 2014. The amount of compensation to be paid to the four participants, if any, is based on the timing of the Company’s common stock price being at least $50 for 30 consecutive trading days. At the time the LTIP was approved by shareholders in 2006, the hypothetical attainment of the $50 per share stock price target would have resulted in approximately $1.6 billion in incremental shareholder value creation. The $50 per share performance target may be equitably adjusted to give effect to any stock dividend or distribution, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares. In the event of a sale of over 50% of the outstanding shares of common stock of the Company, the $50 per share stock price target will be deemed achieved if the consideration received by the selling shareholders as a result of the change in control is at least $50 per share.

The overall pool amount under the LTIP is based on the time it takes to achieve the $50 per share stock price performance target, as summarized below:

Date Performance Target Is Met	LTIP Payout Pool
Before May 1, 2011	$20.0 million
Between May 1, 2011 and 2012	16.6 million
Between May 1, 2012 and 2013	13.3 million
Between May 1, 2013 and 2014	10.0 million
After May 1, 2014 or not met	0

The compensation payable to the LTIP participants is a percentage of the overall LTIP pool, as follows:

LTIP Participant	Share of Payout Pool
Robert C. Arzbaecher	50%
William S. Blackmore	16.66%
Mark E. Goldstein	16.66%
Andrew G. Lampereur	16.66%

In the event the employment of any of the four LTIP participants is terminated prior to the performance target being met, no payout will be made to the terminated individual and the associated pro-rata share will not be reallocated to the remaining participants.

Mr. Arzbaecher’s share of the pool is reflective of his role and broad responsibilities as Chief Executive Officer. Because the Company’s stock did not meet the $50 per share stock price performance target by May 1, 2011, the maximum possible award under the Long-Term Cash Incentive Plan will be less than the original $20.0 million maximum LTIP payout pool. No payment will be made if the performance target is not met by May 1, 2014. The Committee believes the Long-Term Cash Incentive Plan is a performance based plan, and is well aligned with shareholders’ interest.

Equity Compensation

The Committee believes that a significant portion of each NEO’s compensation should be in the form of equity awards, which serve to directly align the interests of the NEOs with shareholders. In order to assist in retaining executive talent, the equity awards include vesting requirements based on the passage of time and continued employment. Equity awards to our NEOs are made pursuant to the 2009 Omnibus Plan, as amended. The 2009 Omnibus Plan allows for the use of a wide variety of equity-based awards, including stock options, restricted stock and restricted stock units.

A description of the types of equity awards that have been granted to NEOs under the 2009 Omnibus Plan is as follows:

Stock Options—Stock options granted to NEOs since January 2006 generally become 50% exercisable three years after the grant date and fully exercisable five years after the grant date as long as the NEO is still employed by the Company. The Committee has the ability to establish both the term and vesting schedule for new stock option grants within the parameters of the 2009 Omnibus Plan. All options are granted following the Committee’s authorization, with an exercise price equal to the closing market price of a share of common stock on the date of grant and have a ten-year term. There is no mandatory period for holding shares acquired upon the exercise of stock options, as long as the NEO stock ownership requirement has been met (see page 29 for stock ownership requirements). Stock option back-dating or re-pricing is expressly prohibited.

Restricted Stock—Restricted stock generally vests either (i) 50% on the third anniversary of the date of grant and 50% on the fifth anniversary of the grant date provided that the holder is still employed by the Company or (ii) once performance conditions tied to financial results are achieved. Dividends are not paid on unvested restricted stock. The Committee has the ability to establish both the term and vesting schedule for new restricted stock grants within the parameters of the 2009 Omnibus Plan. There is no mandatory period for holding restricted stock after vesting, as long as the NEO stock ownership requirements have been met.

Performance Based Restricted Stock (“Medium-Term Incentive Plan”)—In fiscal 2009, the Company established a three year medium-term incentive plan for its executive officers, other than Messrs. Arzbaecher, Goldstein and Lampereur, under which shares of restricted stock were granted to participants. In an effort to retain and appropriately motivate key talent, the Committee considered various factors in determining the size and type of awards granted under the Medium-Term Incentive Plan (“MTIP”) including, but not limited to, the mix of existing NEO short-term and long-term compensation and job responsibilities. During fiscal 2009, Messrs. Kobylinski and Blackmore each received grants of 15,000 shares of performance based restricted stock, as did several of the Company’s other executives. The MTIP shares vest if certain segment financial targets are achieved during the 36 months following the grant. If the financial targets are not met, then the restricted stock will be forfeited.

The amount of equity compensation that is awarded to each of our NEOs in a given year is generally determined by reference to compensation survey data for the prior year gathered by Towers Watson, along with Peer Group compensation. In general, the Committee each year approves an equity award or awards for each NEO that is between the 50th percentile and the 75th percentile when compared to the other companies included in the Peer Group or in Towers Watson’s database. The percentage that the Committee selects is dependent on the Committee’s assessment, for that year, of the appropriate balance between cash and equity compensation as well as a given executive’s performance and total direct compensation compared to market Total Direct Compensation. Notwithstanding the forgoing, the Committee believes that a significant portion of each NEO’s target total compensation (base salary, Annual Cash Incentive and equity compensation) should be made in the form of equity compensation due to its strong long-term alignment with shareholders. The following table presents the proportion of each NEO’s fiscal 2011 target Total Direct Compensation that was comprised of equity compensation:

Name	Equity Compensation Component of Target Total Direct Compensation
Robert C. Arzbaecher	56%
William S. Blackmore	35%
Mark E. Goldstein Brian K. Kobylinski	52 41	% %
Andrew G. Lampereur	51%

Practices Regarding the Grant of Options and Restricted Stock

The Committee has generally followed a practice of making all annual option and restricted stock grants to its NEOs on a single date each year and at a time when material information regarding our performance for the preceding year and our outlook for the current fiscal year has been publicly disclosed. In fiscal 2011, the Committee granted NEO equity awards at its regularly scheduled January 2011 meeting. The Company has not historically, nor does it intend to in the future, time stock awards with the release of public information. While the vast majority of our awards to NEOs have historically been made pursuant to our annual grant program, the Committee retains the discretion to make additional awards to NEOs or other employees at other times, such as in connection with the initial hiring of a new officer, in connection with promotions or for retention purposes. For example, the Committee granted a 40,000 share restricted stock grant to Mr. Goldstein in conjunction with his promotion to Chief Operating Officer in June 2007.

Stock Ownership Requirements

To emphasize the Committee’s belief that stock ownership by the Company’s executive officers directly focuses those executives on increasing shareholder value, officer stock ownership guidelines have been adopted, as follows:

Name	Multiple of Base Salary Required to be held in Actuant Stock
Robert C. Arzbaecher	5X
William S. Blackmore	3X
Mark E. Goldstein	3X
Brian K. Kobylinski	3X
Andrew G. Lampereur	3X

For calculation purposes, stock ownership includes the value of “in the money” vested options, shares held in an executive officer’s 401(k), employee stock purchase plan and deferred compensation accounts, as well as shares owned outright or by family members. It does not include the value of unvested options or unvested restricted stock.

Executive officers, including the NEOs, have three years from their date of appointment to comply with the ownership requirements. All NEOs have been in their position for at least three years and exceed the stock ownership requirement. There is no formal policy on the consequence for non-compliance with the ownership requirements. To assist our executive officers in meeting the ownership requirements, the Company adopted an executive officer stock option matching program in fiscal 2006. Under this program, the Company matches certain share purchases made by new executives with an equal number of stock options that cliff vest after five years. We believe the stock option matching program allows the Company to attract and retain executives.

Benefits

We provide benefit programs to our employees, including executives and our NEOs, to attract and retain them as well as to provide a competitive total compensation program. Actuant’s benefits philosophy is to generally provide similar benefit programs for all non-bargaining unit employees, including our NEOs. However, in certain cases, including where Internal Revenue Service limits or other regulations prevent equitable treatment, modifications may be made. The following table summarizes such benefit plans and eligibility (for our U.S. employees):

Type of Benefit	NEOs	Certain Other Executives and High Level Managers	Most Other Full Time Employees
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered
Post Employment Medical/Dental	Not Offered	Not Offered	Not Offered
401(k) Plan	✓	✓	✓
401(k) Restoration Plan (1)	✓	✓	✓
Supplemental Executive Retirement Plan (SERP)	✓	Selectively	Not Offered
Employee Deferred Compensation Plan (2)	✓	✓	✓
Medical/Dental/Vision Insurance	✓	✓	✓
Annual Physical	✓	Selectively	Not Offered
Life and Disability Insurance	✓	✓	✓
Supplemental Life and Disability Ins. (3)	✓	Not Offered	Not Offered
Employee Stock Purchase Plan	Not Offered	Selectively	✓
Vacation	✓	✓	✓
Tuition Reimbursement Plan	✓	✓	✓
Automobile Allowance	✓	Selectively	Selectively
Club Dues	Selectively	Not Offered	Not Offered
Financial Planning Services	✓	Selectively	Not Offered
Personal Use of Company Aircraft	✓	Selectively	Not Offered

(1)	Offered to all U.S. employees with total annual cash compensation in excess of $245,000.

(2)	Offered to all U.S. employees with base salary in 2011 greater than $110,000.

(3)	Company paid.

401(k) and Restoration Plans

Under our 401(k) Plan, a tax-qualified retirement savings plan, U.S. non-bargaining unit employees, including our NEOs, may contribute eligible base compensation up to Internal Revenue Service limits. For calendar year 2011, the maximum contribution by employees under the age of 50 to the 401(k) Plan was $16,500 while catch up contributions of an additional $5,500 were allowed for those over the age of 50. The Company generally provides a “core” contribution equal to three percent of cash compensation (subject to IRS compensation limits). In addition, the Company provides a matching contribution of 100% for the first $300 contributed to the Plan, and an additional 25% on voluntary employee contributions from $300 to 6% of eligible compensation. For competitive compensation purposes we maintain the 401(k) Plan for our U.S. employees, including our NEOs, to encourage them to save for their eventual retirement. We also have a Restoration Plan tied to the 401(k) Plan. This plan, available to the NEOs and all other employees in the United States with annual cash compensation in excess of $245,000, allows participants to receive a core contribution calculated as if no IRS limits were in place. We maintain the Restoration Plan because we believe that it is not equitable to limit the

Company core contribution to the 401(k) Plan based on the IRS compensation limits noted above. All Company contributions pursuant to the Restoration Plan are made in the form of Actuant common stock and are contributed into each eligible participant’s Employee Deferred Compensation Plan account after the end of a given fiscal year. As a result of the weak economic conditions and the Company’s efforts to reduce costs, the core contribution and Restoration Plan were temporarily suspended for fiscal 2009 and the first half of fiscal 2010, before being reinstated on March 1, 2010.

Employee Deferred Compensation Plan

Actuant has a deferred compensation plan that allows all eligible employees (U.S. employees with annual base salary greater than $110,000) to defer receipt of salary and/or Annual Cash Incentives on a pre-tax basis. There is no limit to the amounts of either salary or incentives that participants can defer. Deferred amounts can be invested, in whole or in part, in a non-funded interest bearing account or a common stock fund account. The non-funded interest bearing account was credited at a rate of 7.00% for calendar 2011 deferrals. The rate for new deferrals is established each year by the Committee with reference to market interest rates for subordinated notes of companies with similar credit ratings to the Company. The common stock fund account return mirrors the performance of the Company’s stock price. Shares of common stock equal to the value of deferred contributions to the common stock fund account are contributed by the Company and held in a rabbi trust. Upon distribution, deferred amounts invested in the interest plan are paid out of the Company’s general assets while an appropriate number of shares of common stock (plus accrued dividends) are released from the rabbi trust to satisfy common stock fund distributions.

Supplemental Executive Retirement Plan

Beginning in fiscal 2011, the Compensation Committee approved the adoption of a nonqualified supplemental executive retirement plan (the “SERP plan”). The SERP plan covers certain executive level employees (including the NEO’s) and is designed to improve the competitive positioning of our retirement programs, reward long-service employees and support executive retention and recruiting efforts. The SERP plan is an unfunded defined contribution plan and has a benefit accrual formula based on age and years of service. Company contributions range from 3% to 6% of eligible wages. Company contributions go into a non-funded interest bearing account and vest after five years of service or the attainment of age 60.

Other Benefits

The Company believes NEO perquisites and other benefits should be limited in scope and value and should be offered to our NEOs primarily to provide a market competitive compensation package. In addition to competitive compensation, certain of the perquisites are provided for other business purposes. For example, financial planning services are offered to assist our NEOs in meeting their Actuant stock ownership guidelines without compromising diversification of their personal investment portfolios. Club dues, which are only provided to Messrs. Arzbaecher and Goldstein, are used for customer activities as well as to facilitate certain internal business meetings and events, in addition to personal use. NEO personal use of the company plane (which is reviewed by the Committee on a quarterly basis) is capped at 24 hours of flight time for Mr. Arzbaecher and 12 hours for all other NEOs. Perquisites are reviewed and approved by the Committee and are capped at various levels. The other benefits earned by our NEOs in fiscal 2011 are included in the All Other Compensation Table on page 36.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction to $1,000,000 per year for compensation paid to its Chief Executive Officer or any of the other NEOs. Performance-based compensation (i.e. Annual Cash Incentive, MTIP awards and LTIP cash incentives) is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. The Company believes that its plans comply with Section 162(m) regulations. In order to preserve the deductibility of performance-based compensation, the Company will generally seek to comply with Section 162(m) of the Code to the extent such compliance is practicable and in the best interests of the Company and its shareholders.

Performance and Compensation of Named Executive Officers in Fiscal 2011

The Committee evaluates the performance of its executives (other than the CEO) through annual reviews completed by the CEO and reviewed by the Committee. The Committee also evaluates the performance of the CEO annually. Based on this process, the Committee confirmed the CEO’s assessment that the performance of each of the NEOs in fiscal 2011 met or exceeded expectations.

As a result of the weak economic environment at the beginning of fiscal 2011 (late calendar 2010), the base salaries and annual cash incentive opportunities continued to be frozen for our CEO (Mr. Arzbaecher), COO (Mr. Goldstein) and CFO (Mr. Lampereur). The Committee approved modest increases in the base salaries for our two other NEO’s (Messrs. Blackmore and Kobylinski), but did not change their annual cash incentive opportunities.

During fiscal 2011, the Committee adopted the SERP plan (see page 31), following a review of the competitiveness of the Company’s retirement benefits versus its peer group. The SERP plan is designed to improve competitive positioning of Actuant’s retirement programs, reward long-service employees and support executive retention and recruiting efforts.

The Company generated excellent financial results from continuing operations in fiscal 2011, which were well above the prior year including:

•	25% overall sales growth, including 13% core sales growth. Core sales growth represents sales growth excluding the impact of acquisitions, divestitures and foreign currency rate changes.

•

A 73% increase in diluted earnings per share from continuing operations. Excluding restructuring costs in both years, diluted earnings per share (“EPS”) increased over 50% in fiscal 2011 compared to the prior year.

•	Cash flow provided by operating activities of $172 million, a 42% increase over the $121 million in the prior fiscal year.

	Year Ended August 31,
	2011	2010	2009
	(In millions, except per share amounts)
Net sales	$1,445	$1,161	$1,118
Cash flow from operations	172	121	147
Diluted EPS from Continuing Operations	$1.68	$0.97	$0.43

The growth in earnings along with effective management of working capital and other investments, resulted in actual CMM that was well in excess of the “target” amount for fiscal 2011, for the Company as a whole and in three of our four operating segments. As discussed in greater detail on page 24, CMM is the financial metric used in the Company’s short-term incentive plan – the Annual Cash Incentive. Achievement of the MBO elements represented 10% of the Annual Cash Incentive, with the remaining 90% based on Actuant CMM and Segment CMM, as applicable. Consolidated Actuant CMM (applicable to all NEO’s) was earned at a 200% level, while a combined 85% payout level was attained on the MBO elements. Mr. Blackmore’s segment results reflected performance at the 250% payout level for the CMM element and a combined 93% on the MBO element, while Mr. Kobylinski’s segment results reflected performance at the 250% payout level for the CMM element and a combined 89% of MBO elements.

Despite significant year-over-year improvement in financial results in fiscal 2011 and performance well in excess of plan levels, the market price of the Company’s common stock was essentially unchanged during the fiscal year. As a result, the NEOs did not earn any meaningful appreciation in the equity compensation awards that were granted in fiscal 2011, equity awards granted in previous years or in their personal holdings in Company common stock, relative to August 31, 2010. As disclosed on page 28, such equity based compensation awards made in fiscal 2011 represented 35-56% of the NEO’s targeted total direct compensation in fiscal 2011. The extensive use of equity compensation, combined with NEO stock ownership requirements, ensures that a significant portion of NEO compensation is associated with long-term stock appreciation, rather than short-term performance, which naturally aligns NEOs with shareholder interests. The “Stock Awards,” “Option Awards” and “Total” columns in the Summary Compensation Table on page 35 include the grant date fair value of equity compensation awards (which were calculated using a binomial pricing model), not the realized or unrealized earnings or value earned in the respective year. Actual realization of value or earnings under equity compensation plans is related to common stock share price appreciation.

Conclusion

Each year the Committee reviews the total compensation program available to each of the NEOs to satisfy itself that the complete program is consistent with the Committee’s goals and objectives. The Committee also reviews, through the use of tally sheets, the accumulated wealth that each NEO has achieved as a result of equity awards and retirement benefits provided by the Company, the number of shares of common stock held by NEOs, and the particular incentives, vesting requirements and agreements that encourage our NEOs to continue employment. The Committee believes our compensation processes, policies and programs for NEOs, including the processes it follows when determining the compensation of our CEO, further our compensation goals and objectives, are consistent with good corporate governance practices, effectively link executive compensation to our performance and shareholder value, and induce our key executives to continue to render outstanding service on behalf of the Company.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

Dennis K. Williams, Chairman

Gurminder S. Bedi

Robert A. Peterson

Holly A. Van Deursen

Summary Compensation Table

The following table sets forth the total compensation applicable to the fiscal years ended August 31, 2011, 2010 and 2009 by the NEOs:

Name & Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Employee Deferred Compensation Earnings ($) (4)	Change in SERP Value (5)	All Other Compensation ($) (6)	Total ($)
Robert C. Arzbaecher	2011	$850,000	$855,316	$1,281,388	$1,670,193	$111,274	$167,793	$100,275	$5,036,239
President and Chief	2010	850,000	746,880	1,002,501	1,946,557	32,467	—	72,594	4,650,999
Executive Officer	2009	765,000	—	2,280,250	—	20,434	—	75,615	3,141,299

William S. Blackmore	2011	$415,000	$138,850	$204,932	$541,141	$89,413	$46,968	$21,238	$1,457,542
Executive Vice President—	2010	400,000	124,800	166,957	529,540	38,764	—	13,789	1,273,850
Engineered Solutions Segment	2009	360,000	—	398,772	—	27,673	—	14,503	800,948

Mark E. Goldstein	2011	$525,000	$388,780	$583,268	$722,128	$133,024	$68,330	$35,755	$2,456,285
Executive Vice President and	2010	525,000	249,600	333,916	841,617	59,348	—	20,455	2,029,936
Chief Operating Officer	2009	472,500	—	684,075	—	42,445	—	30,284	1,229,304

Brian K. Kobylinski	2011	$405,000	$172,174	$256,728	$526,080	$15,035	$32,474	$13,997	$1,421,488
Executive Vice President—Industrial and Energy Segments	2010	375,000	145,920	194,785	254,719	8,058	—	16,408	994,890
	2009	337,500	—	513,057	—	4,303	—	13,879	868,739

Andrew G. Lampereur	2011	$410,000	$277,700	$416,620	$483,359	$123,066	$48,667	$14,852	$1,774,264
Executive Vice President and	2010	410,000	$249,600	333,916	563,361	58,301	—	13,166	1,628,344
Chief Financial Officer	2009	369,000	—	629,350	—	43,808	—	12,650	1,054,808

(1)	Given the economic environment, during the three one-year periods presented, Messrs. Arzbaecher, Goldstein and Lampereur did not receive any annual salary increases, while Messrs. Blackmore and Kobylinski only received a salary increase in fiscal 2011. For fiscal 2011, base salary represented 17%, 28%, 21%, 28% and 23% of total compensation for Messrs. Arzbaecher, Blackmore, Goldstein, Kobylinski and Lampereur, respectively. As a result of the global economic downturn and in an effort to reduce costs, the NEOs voluntarily reduced their salaries by 10% from March 1, 2009 through June 1, 2010. The NEOs also participated in a Company-wide furlough program which resulted in an additional 5% reduction in base salary from May 11, 2009 through August 28, 2009. For fiscal 2010, base salary represented 18%, 31%, 26%, 38% and 25% of total compensation for Messrs. Arzbaecher, Blackmore, Goldstein, Kobylinski and Lampereur, respectively. For fiscal 2009, base salary represented 24%, 45%, 38%, 39% and 35% of total compensation for Messrs. Arzbaecher, Blackmore, Goldstein, Kobylinski and Lampereur, respectively. Amounts shown for salaries in 2011, 2010 and 2009 represent gross salary at the end of each fiscal year.

(2)	The amounts represent the aggregate grant date fair value, as determined in accordance with FASB Accounting Standards Codification Topic 718. These amounts do not correspond to the actual value that was realized in the indicated year or that may be realized in the future by the NEOs. In fiscal 2009 Messrs. Blackmore and Kobylinski were each granted 15,000 shares of performance restricted stock under the MTIP (as discussed on page 27) which are not included in the Summary Compensation Table as the awards are unlikely to vest. The grant date fair value of these awards, assuming all performance conditions are met, is $274,950 for each Messrs. Blackmore and Kobylinski. The actual value realized by NEOs in fiscal 2011 on past stock awards is reported in the “Equity Awards Exercised and Vested in Fiscal 2011” table on page 39.

(3)	Reflects amounts earned for fiscal 2011, 2010 and 2009, respectively, under the Annual Cash Incentive plan. Amounts are paid in the first quarter of the following fiscal years.

(4)	Reflects the 401(k) Restoration Plan contributions made by the Company and the portion of interest earned on Employee Deferred Compensation Plan accounts that exceeds the SEC benchmark “market” rate (120% of the applicable federal long term rate). As a result of weak economic conditions and the Company’s efforts to reduce costs, the Restoration Plan was temporarily suspended and there were no Restoration Plan contributions for fiscal 2009 or the first half of fiscal 2010. Refer to the Employee Deferred Compensation table on page 40 for additional information.

(5)	Reflects the present value of each NEO’s accumulated benefit earned under the SERP plan, which was adopted in fiscal 2011 (as described on page 31). Company contributions to the SERP plan are made in the first quarter of the following fiscal year.

(6)	Reflects all other compensation, as summarized in the following table:

Name	Year	Automobile Allowance	Supplemental Life & Disability Insurance	Executive Physical	Personal Use of Company Plane (1)	Club Dues	Financial Planning	Total (2)
Robert C. Arzbaecher	2011	$8,986	$6,656	$6,606	$57,000	$9,911	$11,116	$100,275
	2010	7,601	6,656	5,915	42,800	9,622	—	72,594
	2009	8,326	6,656	—	51,200	9,433	—	75,615

William S. Blackmore	2011	$8,690	$6,317	$6,231	$—	$—	$—	$21,238
	2010	7,472	6,317	—	—	—	—	13,789
	2009	8,186	6,317	—	—	—	—	14,503

Mark E. Goldstein	2011	$10,685	$5,840	$—	$7,400	$3,260	$8,570	$35,755
	2010	5,734	5,840	5,900	—	2,981	—	20,455
	2009	6,401	5,840	5,490	9,600	2,953	—	30,284

Brian K. Kobylinski	2011	$11,261	$2,736	$—	$—	$—	$—	$13,997
	2010	9,762	2,736	3,910	—	—	—	16,408
	2009	10,769	2,736	—	—	—	374	13,879

Andrew G. Lampereur	2011	$10,896	$3,371	$—	$—	$—	$585	$14,852
	2010	9,795	3,371	—	—	—	—	13,166
	2009	9,279	3,371	—	—	—	—	12,650

(1)	The income for personal use of the Company plane was determined by calculating the incremental cost including fuel, pilot and other variable costs.

(2)	Benefits available to substantially all U.S. employees, such as medical, dental, life insurance and 401(k) employer match and core contributions are not included.

Grants of Plan-Based Awards

The following table sets forth the range of payouts for fiscal 2011 under the Annual Cash Incentive plan, as well as equity compensation awards in fiscal 2011:

	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards (1)			Restricted Stock Awards: Number of Shares (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)
Robert C. Arzbaecher	1/14/11				—	113,800	$27.77	$1,281,388
	1/14/11				30,800	—	—	855,316
	n/a	$ 0	$850,000	$2,125,000

William S. Blackmore	1/14/11				—	18,200	$27.77	$204,932
	1/14/11				5,000	—	—	138,850
	n/a	$ 0	$228,250	$570,625

Mark E. Goldstein	1/14/11				—	51,800	$27.77	$583,268
	1/14/11				14,000	—	—	388,780
	n/a	$ 0	$367,500	$918,750

Brian K. Kobylinski	1/14/11				—	22,800	$27.77	$256,728
	1/14/11				6,200	—	—	172,174
	n/a	$ 0	$222,750	$556,875

Andrew G. Lampereur	1/14/11				—	37,000	$27.77	$416,620
	1/14/11				10,000	—	—	277,700
	n/a	$ 0	$246,000	$615,000

(1)	These columns show the range of payouts under the fiscal 2011 Annual Cash Incentive plan described on page 24. The actual bonuses earned for fiscal 2011 performance under this plan are described in “Performance and Compensation of Named Executive Officers in 2011” on page 32 and shown in the Summary Compensation Table on page 35.

(2)	Reflects restricted stock granted in fiscal 2011 under the Company’s 2009 Omnibus Incentive Plan. The restricted stock vests fifty percent on the third anniversary and the balance on the fifth anniversary of the grant date.

(3)	Reflects the grant of stock options under the Company’s 2009 Omnibus Incentive Plan. The options become fifty percent exercisable on the third anniversary and fully exercisable on the fifth anniversary of the grant date.

(4)	The fair value of restricted stock awards is based on the market price of the shares on the grant date, while the fair value of the option awards is determined using a binomial pricing model. Refer to Note 14 of our financial statements included in our Annual Report on Form 10-K for the year ended August 31, 2011, for details regarding assumptions utilized to value option awards.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by each NEO at August 31, 2011:

	Option Awards						Restricted Stock Awards
	Date of Grant	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Robert C. Arzbaecher	1/13/2003	180,000	—		$11.97	1/13/2013	—			—
	10/21/2003	80,000	—		15.91	10/21/2013	—			—
	4/29/2004	92,760	—		17.12	4/29/2014	—			—
	10/27/2004	150,000	—		20.05	10/27/2014	—			—
	1/12/2006	150,000	—		28.11	1/12/2016	—			—
	1/16/2007	80,000	80,000	(2)	23.64	1/16/2017	—			—
	1/14/2008	85,000	85,000	(2)	28.36	1/14/2018	—			—
	1/9/2009	—	333,333	(3)	18.33	1/9/2019	—			—
	1/12/2010	—	133,300	(3)	19.20	1/12/2020	38,900	(3)		$781,112
	1/14/2011	—	113,800	(3)	27.77	1/14/2021	30,800	(3)		$618,464
William S. Blackmore	7/8/2002	20,000	—		$9.65	7/8/2012	—			—
	1/13/2003	36,000	—		11.97	1/13/2013	—			—
	10/21/2003	32,000	—		15.91	10/21/2013	—			—
	10/27/2004	40,000	—		20.05	10/27/2014	—			—
	1/12/2006	37,500	—		28.11	1/12/2016	—			—
	7/6/2006	2,000	—		24.77	7/6/2016	—			—
	1/16/2007	21,250	21,250	(2)	23.64	1/16/2017	—			—
	1/14/2008 1/9/2009	18,000 —	18,000 58,300	(2) (3)	28.36 18.33	1/14/2018 1/9/2019	— 15,000	(4)	$	— 301,200
	1/12/2010	—	22,200	(3)	19.20	1/12/2020	6,500	(3)		$130,520
	1/14/2011	—	18,200	(3)	27.77	1/14/2021	5,000	(3)		$100,400
Mark E. Goldstein	10/24/2001	56,000	—		$6.57	10/24/2011	—			—
	1/13/2003	48,000	—		11.97	1/13/2013	—			—
	10/21/2003	48,000	—		15.91	10/21/2013	—			—
	10/27/2004	48,000	—		20.05	10/27/2014	—			—
	1/12/2006	42,500	—		28.11	1/12/2016	—			—
	7/6/2006	5,000	—		24.77	7/6/2016	—			—
	1/16/2007	25,000	25,000	(2)	23.64	1/16/2017	—			—
	6/25/2007	—	—		—	—	10,000	(5)		$200,800
	1/14/2008	25,000	25,000	(2)	28.36	1/14/2018	—			—
	1/9/2009	—	100,000	(3)	18.33	1/9/2019	—			—
	1/12/2010	—	44,400	(3)	19.20	1/12/2020	13,000	(3)		$261,040
	1/14/2011	—	51,800	(3)	27.77	1/14/2021	14,000	(3)		$281,120
Brian K. Kobylinski	1/13/2003	20,000	—		$11.97	1/13/2013	—			—
	10/21/2003	16,000	—		15.91	10/21/2013	—			—
	4/29/2004	4,000	—		17.12	4/29/2014	—			—
	10/27/2004	14,000	—		20.05	10/27/2014	—			—
	1/12/2006	13,000	—		28.11	1/12/2016	—			—
	7/6/2006	5,152	—		24.77	7/6/2016	—			—
	1/16/2007	9,000	9,000	(2)	23.64	1/16/2017	—			—
	1/14/2008	16,000	16,000	(2)	28.36	1/14/2018	—			—
	1/9/2009	—	75,000	(3)	18.33	1/9/2019	15,000	(4)		$301,200
	1/12/2010	—	25,900	(3)	19.20	1/12/2020	7,600	(3)		$152,608
	1/14/2011	—	22,800	(3)	27.77	1/14/2021	6,200	(3)		$124,496

	Option Awards						Restricted Stock Awards
	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Andrew G. Lampereur	10/24/2001	48,000	—		$6.57	10/24/2011	—		—
	1/13/2003	48,000	—		11.97	1/13/2013	—		—
	10/21/2003	48,000	—		15.91	10/21/2013	—		—
	10/27/2004	40,000	—		20.05	10/27/2014	—		—
	1/12/2006	37,500	—		28.11	1/12/2016	—		—
	1/16/2007	21,250	21,250	(2)	23.64	1/16/2017	—		—
	1/14/2008	25,000	25,000	(2)	28.36	1/14/2018	—		—
	1/9/2009	—	92,000	(3)	18.33	1/9/2019	—		—
	1/12/2010	—	44,400	(3)	19.20	1/12/2020	13,000	(3)	$261,040
	1/14/2011	—	37,000	(3)	27.77	1/14/2021	10,000	(3)	$200,800

(1)	Market value of restricted stock has been computed by multiplying the $20.08 closing price of the Company’s common stock on August 31, 2011 (the last trading day of fiscal 2011) by the number of shares of restricted stock.

(2)	Remaining unvested options become exercisable on the fifth anniversary of the grant date.

(3)	Fifty percent of the share based award becomes exercisable or vests on the third anniversary and the balance on the fifth anniversary of the grant date.

(4)	MTIP restricted stock awards are subject to performance conditions (which must be achieved within 36 months of the grant date or no vesting will occur). See “Equity Compensation-Performance Based Restricted Stock” on page 27 for additional information regarding the performance conditions associated with these MTIP awards.

(5)	Remaining twenty-five percent of original award vests on the fifth anniversary of the grant date (June 25, 2012).

Equity Awards Exercised and Vested in Fiscal 2011

The grant date fair value, or “target” value, of equity compensation awards in each of the past three fiscal years is included in the “Summary Compensation Table” on page 35. However, this does not reflect the actual value realized on past awards, which may be more or less than the target values, depending on the appreciation in the price of the Company’s common stock. The following table summarizes the number of shares and the actual value realized by each NEO upon the exercise of options and vesting of restricted stock during fiscal 2011.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert C. Arzbaecher	200,000	$3,303,561	—	$—
William S. Blackmore	—	—	—	—
Mark E. Goldstein	48,000	1,148,760	10,000	257,800
Brian K. Kobylinski	28,000	574,868	—	—
Andrew G. Lampereur	—	—	—	—

(1)	Value realized on exercise of stock options reflects the difference between the option exercise price and the market price at exercise multiplied by the number of shares, while the value realized on the vesting of restricted stock awards reflects the number of shares vested multiplied by the market price of the stock on the vest date.

Employee Deferred Compensation

The table below describes individual NEO contributions, company contributions, investment earnings, withdrawals and the aggregate balance in the Company’s Employee Deferred Compensation Plan for each NEO (see page 31 for a description of the plan).

Name	NEO Contributions in Fiscal 2011	Actuant Contributions	Aggregate Investment Earnings in Fiscal 2011		Aggregate Withdrawals and Distributions	Aggregate Balance at August 31, 2011 (3)
			Interest (1)	Other (2)
Robert C. Arzbaecher	$—	$76,547	$67,087	$2,741	$—	$1,121,849
William S. Blackmore	367,233	20,842	126,385	538	—	1,812,683
Mark E. Goldstein	473,285	33,648	180,414	3,763	—	2,710,461
Brian K. Kobylinski	—	12,144	5,938	330	(235,079)	32,338
Andrew G. Lampereur	484,002	21,850	185,959	738	—	2,618,715

(1)	Interest was earned on deferred balances at various rates based on the year that eligible compensation was deferred, with a rate of 7.00% for calendar 2011 contributions. While the interest rates are above the SEC benchmark “market” rate (120% of the applicable federal long-term rate), the Company believes the rates are appropriate as they are reflective of the non-secured and non-funded nature of the Employee Deferred Compensation Plan. The rates are intended to approximately mimic the rates the Company would pay for similar subordinated unsecured loans on the open market. Only the difference between the interest credited to the participant’s account and the SEC benchmark “market” rate of 3.99% is included under the caption “Employee Deferred Compensation Earnings” in the Summary Compensation Table on page 35.

(2)	Represents the appreciation of Actuant’s stock and reinvested dividends included in each NEO’s deferred compensation account.

(3)	The aggregate balance of August 31, 2011 includes the balance in each NEO’s participant account.

Equity Compensation Plan Information

The following table summarizes information, as of August 31, 2011, relating to our equity compensation plans pursuant to which grants of options, restricted shares or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	6,839,727	$17.52	2,166,380
Equity compensation plans not approved by security holders	—	—	—

Total	6,839,727	$17.52	2,166,380

As of November 14, 2011, there were 2,127,016 shares available for issuance under the 2009 Omnibus Plan. Shares of common stock subject to outstanding awards, as of November 14, 2011, included 1,201,228 restricted stock awards subject to vesting provisions and 5,407,555 stock options. The stock options have a weighted average exercise price of $21.69 and a weighted average remaining life of 5.43 years.

Potential Payments Upon Termination of Employment or Change In Control

Change in Control Arrangements

We have entered into change in control agreements with each of the NEOs, whereby we have agreed to provide these executives with termination benefits upon termination of employment following both a change in control and a triggering event. The Company believes the arrangements are needed in order to provide for continuity of the leadership team leading up to and after a change in control. In addition, these arrangements are necessary to attract and retain highly qualified executives.

A triggering event is defined as:

•

a material reduction in the base salary paid by the Company to the executive or a material reduction in the executive’s bonus opportunity or materially reducing the total aggregate value of the benefits received by the executive from the Company from the levels received by the executive at the time of a change in control or during the six month period immediately preceding the change in control;

•

a material reduction in the executive’s authority, responsibilities or duties or a material diminution in the authority, reasonability or duties of the supervisor to whom the executive is required to report, from the levels existing at the time of a change in control or during the six month period immediately preceding the change in control; or

•

a change in the location or headquarters where the executive is expected to provide services that is 40 or more miles from the previous location existing at the time of the change in control or during the six month period immediately preceding the change in control.

A change in control is defined as:

•

the date that any one person, or more than one person acting as a group, acquires ownership of stock in the Company that, along with other holdings, constitutes more than 50% of the stock of the Company measured in terms of voting power, other than in a public offering;

•

the date that any one person, or more than one person acting as a group, acquires (or has acquired during the prior 12-month period) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross market value of all of the assets of the Company immediately before such acquisition; or

•

the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or

•	the election of directors constituting a majority of the Company’s board of directors pursuant to a proxy solicitation not recommended by the Company’s board of directors.

The terms and conditions of the change in control agreements for the NEOs are uniform and do not vary significantly by executive. The agreement states that if the Company terminates the executive’s employment within a period beginning six months prior to, and up to 24 months after a change of control, that executive is entitled to receive a lump sum payment equal to a multiple of combined base salary and annual cash incentive. In addition, the executive would continue to receive benefits available to that NEO at the time of termination for a certain period after that termination. The following table illustrates the change of control provisions for the NEOs:

Name	Multiple of Base Salary Paid	Multiple of Annual Cash Incentive Paid	Benefit Program Continuance
Robert C. Arzbaecher	2X	2X	2 years
William S. Blackmore	2X	2X	2 years
Mark E. Goldstein	2X	2X	2 years
Brian K. Kobylinski	1X	1X	2 years
Andrew G. Lampereur	2X	2X	2 years

The base salary and the annual cash incentive utilized in determining the payout represent the highest base salary paid in the two years prior to the change in control and the highest annual incentive paid in the three years prior to the change in control. The lump sum payment would be payable within 20 days after termination of employment. The multiples to be paid in the event of a change-in-control were not determined in relation to the overall compensation guidelines, but rather as part of an objective to attract and retain NEOs.

Certain of our equity compensation plans also contain change in control provisions. Our 1996, 2001 and 2002 Stock Option Plans and 2009 Omnibus Incentive Plan permit the Committee to either provide for equivalent substitute options to be granted to the optionees upon a change in control or the cash-out of options previously granted under such plan based on the fair market value of Company common stock at the time of such settlement, or, with respect to certain awards, the highest fair market value per share of Company common stock during the 60-day period immediately preceding the change in control. Any stock option deferral program that remains in existence requires distribution of all deferred shares as soon as administratively practicable after the date of a change in control.

Taking into account the specific terms of each NEO’s change in control agreement, the following table provides the estimated payments upon a change in control for the NEOs as if their employment had been terminated by the Company or by the NEO on August 31, 2011 after a triggering event:

Name	Base Salary	Annual Cash Incentive (1)	Stock Options (2)	Stock Awards (3)	Excise Tax Gross Up (4)	Benefits (5)	Total
Robert C. Arzbaecher	$1,700,000	$3,893,114	$700,637	$1,399,576	$2,630,148	$86,931	$10,410,406
William S. Blackmore	830,000	1,082,282	121,561	230,920	789,230	69,877	3,123,870
Mark E. Goldstein	1,050,000	1,683,234	214,072	742,960	1,276,829	86,700	5,053,795
Brian K. Kobylinski	405,000	526,080	154,042	277,104	473,836	39,440	1,875,502
Andrew G. Lampereur	820,000	1,126,722	200,072	461,840	901,091	56,877	3,566,602

(1)	Represents annual cash incentive plan payout. Actual payout will be based on the highest annual cash incentive paid during the previous three years, multiplied by the applicable “Multiple of Annual Cash Incentive Paid,” as stipulated in the NEO change in control agreements.

(2)	Represents the intrinsic value (difference between the closing trading price at August 31, 2011 and exercise price, multiplied by the number of shares subject to the option) of unvested stock options with an exercise price less than $20.08 (i.e. options that are “in the money”).

(3)	Represents market value of unvested restricted stock based on the August 31, 2011 closing price of the Company’s common stock ($20.08).

(4)	Represents the estimated amount payable for excise and related income taxes owed on severance-related payments following a change in control and termination of employment based on applicable Internal Revenue Code provisions.

(5)	Represents estimated costs to provide the welfare benefits and perquisites provided to the NEOs as described on page 30.

Estimated payments owed to the NEOs upon a change in control, absent termination or a triggering event (as defined on page 41) would be the “Stock Options” and “Stock Awards” columns in the table above.

Death or Disability Arrangements

Our NEOs are not generally entitled to any special benefits upon death or permanent disability. In the case of an NEO death, payment of base salary would cease. The executive’s estate would receive an earned, pro-rata 401(k) match and core contribution, Restoration Plan benefit and annual cash incentive. All stock options and restricted stock would become 100% vested. The value of each NEO’s stock options and restricted stock, whose vesting would be accelerated upon death, is the same as disclosed in the preceding change in control table.

If the NEO becomes disabled during employment, base salary would continue at 100% for up to six months while the executive is disabled. If the executive remains disabled after six months and enrolled in the voluntary supplemental long term disability program, the insurance carrier would begin making disability payments to the executive, otherwise no further salary or disability payments would be due. Additionally, all NEOs currently participate in a company-paid supplemental disability insurance program. Benefits from that policy would be paid by the insurance carrier in addition to the voluntary group policy. The NEO would receive an earned, pro-rata 401(k) match and core contribution, Restoration Plan benefit, and annual cash incentive payout after six months of disability. All stock options and restricted stock would become 100% vested.

Severance Arrangements

Whether and to what extent the Company would provide severance benefits to any of the other NEOs upon termination (other than due to a change in control) is discretionary and would be negotiated on a case-by-case basis. As such, the Company is unable to estimate the potential payouts under other employment termination scenarios.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Compensation

Directors who are not employees of the Company are paid an annual retainer of $40,000 for serving on the board of directors and an annual retainer of $15,000, $10,000 and $10,000 for serving on the Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee, respectively. The chairperson of the Compensation Committee and Nominating & Corporate Governance Committee each receives an additional annual fee of $5,000 and the chairperson of the Audit Committee receives an additional annual fee of $10,000. Directors are also reimbursed for expenses incurred in connection with attendance at meetings. In fiscal 2011, the Company paid the lead director, Mr. Hall, an additional annual retainer of $20,000 for his service in such position. The directors are not paid “per meeting” fees associated with their services as Company directors. The Company and the board believe management access to the board, outside of regular meeting dates, should occur on an “as needed” basis, without concern for the fees associated with such access.

Equity compensation for the board is provided in the form of restricted stock (approximately 40% weighting) and stock options (approximately 60% weighting). As with respect to our NEOs, we believe that it is important to align the interests of the Board members to that of the Company’s shareholders. In fiscal 2011, each non-employee director was granted 1,500 shares of restricted stock and an option to purchase 5,400 shares of Company common stock at an exercise price of $27.77 per share (market value of the Company’s common stock on the date of grant) under the 2009 Omnibus Plan. Under the terms of the plan, Board of Director stock options and restricted stock vest after eleven months and have a ten year life.

Directors who are our employees (Messrs. Arzbaecher and Boel) receive no additional compensation for service as a director. In fiscal 2011, the non-employee directors received a combination of cash payments and equity-based compensation as shown in the table below and were also reimbursed for actual out-of-pocket expenses incurred in attending meetings.

Name	Annual Retainer ($)	Committee Fees ($)	Lead Director Fee ($)	Option Awards ($) (1)	Restricted Stock Awards ($) (1)	Total ($)	Outstanding Stock Options at Fiscal Year End (#)	Non-vested Restricted Stock at Fiscal Year End (#)
Gurminder S. Bedi	$40,000	$20,000	n/a	$60,804	$41,655	$162,459	31,120	1,500
Thomas J. Fischer	40,000	25,000	n/a	60,804	41,655	167,459	79,120	1,500
William K. Hall	40,000	30,000	$20,000	60,804	41,655	192,459	103,120	1,500
R. Alan Hunter	40,000	25,000	n/a	60,804	41,655	167,459	39,120	1,500
Robert A. Peterson	40,000	25,000	n/a	60,804	41,655	167,459	79,120	1,500
Holly A. Van Deursen	40,000	20,000	n/a	60,804	41,655	162,459	31,120	1,500
Dennis K. Williams	40,000	20,000	n/a	60,804	41,655	162,459	47,120	1,500

(1)	Amounts represent the aggregate grant date fair value, as determined in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used to calculate the value of share based awards are set forth in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended August 31, 2011. These amounts do not correspond to the actual value that may be realized by our non-employee directors, as that is dependent on the long-term appreciation in the Company’s common stock.

Similar to the NEOs, the directors have Company stock ownership guidelines in order to more closely align their interests with those of shareholders. Under the guidelines, each non-employee director is expected to own common stock with an aggregate value equal to five times his or her annual retainer amount. During fiscal 2011, all directors with the exception of Messrs. Williams and Bedi, who were appointed as directors within the past five years, exceed the requirement.

Under the Outside Directors’ Deferred Compensation Plan, each non-employee director may elect to defer all or a specified portion of his or her annual retainer and committee fees for future payment on a date specified by the participant or upon termination of the participant’s service as a director. An amount of shares having a value equal to the amount deferred are contributed by the Company to a rabbi trust. The Outside Directors’ Deferred Compensation Plan consists solely of phantom stock units, which are settled in Actuant common stock, generally following the director’s termination of service. During fiscal 2011, Messrs. Hall and Peterson participated in the Outside Directors’ Deferred Compensation Plan.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, executive officers and persons who beneficially own 10% or more of the common stock are required to report their initial ownership of common stock and subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 2011. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all filing requirements were satisfied with respect to fiscal 2011, except for one late Form 4 filed on behalf of Ms. Grissom.

Independent Public Accountants

PricewaterhouseCoopers LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended August 31, 2011 and the effectiveness of our internal control over financial reporting as of August 31, 2011. The Audit Committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the current fiscal year, and the committee is presenting this selection to shareholders for ratification. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting to respond to shareholders’ questions. Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for such fiscal years were as follows:

	Fiscal Year Ended August 31, 2011	Fiscal Year Ended August 31, 2010
Audit Fees	$1,496,000	$1,507,100
Audit-Related Fees	2,600	16,000
Tax Fees	877,200	470,400
All Other Fees	—	—

	$2,375,800	$1,993,500

Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements and related audit of the Company’s internal control over financial reporting, the review of quarterly financial statements and the preparation of statutory and regulatory filings. Audit-Related Fees were for professional services rendered in connection with accounting consultations. Fiscal 2011 Tax Fees consist of $213,700 for professional services related to tax compliance, including foreign tax return preparation and transfer pricing studies and $663,500 for professional services related to tax planning and tax advisory services. Fiscal 2010, Tax Fees consist of $111,300 for professional services related to tax compliance and $359,100 for professional services related to tax planning and tax advisory services. In addition to the fees above, the Company also reimbursed PricewaterhouseCoopers LLP for out of pocket expenses, which were less than $100,000 in fiscal 2011 and 2010.

The Audit Committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP to PricewaterhouseCoopers LLP’s continued independence and has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the performance of such services.

The Audit Committee has adopted policies and procedures for the pre-approval of any services performed by the independent auditor to ensure that such services do not impair the auditor’s independence. All annual recurring audit fees require specific approval by the Audit Committee prior to the work commencing. All services which involve more that $50,000 in fees require specific approval by the Audit Committee prior to the work commencing. The Audit Committee has given general pre-approval for all legally allowable services provided by the independent auditor that involve less than $50,000, on the condition that such engagement must be specifically pre-approved by management and management must provide quarterly reports of such activity to the Audit Committee.

Shareholder Proposals

Shareholder proposals must be received by the Company no later than August 7, 2012 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be received by the Company no later than the close of business on September 12, 2012 nor earlier than the close of business on August 13, 2012, to be considered for a vote at next year’s annual meeting. The notice must contain the information required by the Company’s bylaws.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K for the fiscal year ended August 31, 2011 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Chief Financial Officer, we will provide a separate copy of the annual report and/or proxy statement.

Additional Matters

Other than the proposals and matters described herein, management is not aware of any other matters which will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by October 21, 2011 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Menomonee Falls, Wisconsin

December 5, 2011

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, date, sign and return their proxies as soon as possible.

A copy (without exhibits) of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2011, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement. Additional copies of the Form 10-K are available, free of charge, upon written or telephonic request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, or by telephone at (262) 293-1500.

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                12:00 p.m. (CT) on January 9, 2012.

          PHONE – 1-800-560-1965

                Use a touch-tone telephone to vote your proxy

                until 12:00 p.m. (CT) on January 9, 2012.

           MAIL – Mark, sign and date your proxy card and

                return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

YOUR VOTE IS IMPORTANT!

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to

Wells Fargo, Shareholder Services, P.O. Box 64873, St. Paul, MN 55164-9397,

so your shares are represented at Actuant Corporation’s 2012 Annual Meeting.

ò  Please detach here  ò

If no specification is made, this proxy will be voted for all names listed in Proposal 1 and for Proposal 2 and Proposal 3.
1. Election of directors:	01 Robert C. Arzbaecher	04 Thomas J. Fischer	07 Robert A. Peterson		☐ Vote FOR	☐ Vote WITHHELD
	02 Gurminder S. Bedi	05 William K. Hall	08 Holly A. Van Deursen		all nominees	from all nominees
	03 Gustav H.P. Boel	06 R. Alan Hunter	09 Dennis K. Williams		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of PricewaterhouseCoopers LLP as the Company’s independent auditor.				For ☐	Against ☐	Abstain ☐

3. Advisory vote on compensation of our named executive officers.				For ☐	Against ☐	Abstain ☐

The Board of Directors recommends you vote 1 year on the following proposal. If no specification is made, this proxy will be voted for 1 year.
4. Advisory vote on the frequency of the advisory vote on compensation of our named executive officers.				1 Year ☐	2 Years ☐	3 Years ☐	Abstain ☐

5.     In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED.

Address Change? Mark Box ☐ Indicate changes below:					Date

Signature(s) in Box
PLEASE SIGN PERSONALLY AS NAME APPEARS AT LEFT. When signing as attorney, executor, administrator, personal representative, trustee or guardian, give title as such. If signer is a corporation, sign full corporate name by duly authorized officer. If stock is held in the name of two or more persons, all should sign.

ACTUANT CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, January 10, 2012

8:00 a.m. Pacific Time

Rancho Las Palmas Hotel

41000 Bob Hope Drive

Rancho Mirage, California

proxy

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on January 10, 2012.

Robert C. Arzbaecher and Andrew G. Lampereur, and each of them, are hereby authorized as Proxies, with full power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of ACTUANT CORPORATION, a Wisconsin corporation, to be held on January 10, 2012 at 8:00 a.m. Pacific Time at Rancho Las Palmas Hotel, 41000 Bob Hope Drive, Rancho Mirage, California or at any adjournments thereof, with like effect as if the undersigned were personally present and voting, upon the matters indicated on the reverse side of this card.

See reverse for voting instructions.